Exhibit 99.1

News Release

Contact:  David Amy, EVP & CFO

Lucy Rutishauser, VP & Treasurer

410-568-1500

SINCLAIR AMENDS AND RAISES ADDITIONAL COMMITMENTS UNDER ITS BANK CREDIT FACILITY

BALTIMORE (December 16, 2011) - Sinclair Broadcast Group, Inc. (the “Company”) (Nasdaq: SBGI) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“Sinclair”), has raised additional commitments under, and amended certain terms of, its existing bank credit facility.

Sinclair raised $530.0 million of incremental term loans, which consist of an additional $372.5 million term loan added to its existing $222.5 million tranche B term loan maturing October 2016 and priced at LIBOR plus 3.00% with a LIBOR floor of 1.00%; and an additional $157.5 million added to its existing $115.0 million tranche A term loan maturing March 2016 and priced at LIBOR plus 2.25%.  In addition, Sinclair increased its existing revolving line of credit from $75.4 million to $97.5 million and extended the maturity of the revolving line of credit from 2013 to be coterminous with the term loan A maturity of March 2016.  Pricing on the revolving line of credit was reduced from LIBOR plus 4% with a 2.00% floor to LIBOR plus 2.25%.  The additional term loans, along with cash on hand and/or a draw under the revolving line of credit, will be used to fund the previously announced acquisitions of Four Points Media and the television stations of Freedom Communications which are currently expected to close in early January 2012 and late March 2012, respectively.  Due to timing related to the closing and funding of the acquisitions, approximately $350.0 million of the new commitments is expected to be drawn on a delayed basis.  Sinclair also amended certain terms of the bank credit facility, including increased incremental loan capacity, increased television station acquisition capacity and more flexibility under the restrictive covenants.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 73 television stations in 46 markets.  Sinclair’s television group reaches approximately 26.3% of U.S. television households.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 13 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca stations.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, whether or not Sinclair will be able to reach agreement with its senior lenders to amend its bank credit facility or obtain the necessary approvals to close on the acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.